Exhibit 99.1

Atlantic Power Corporation Releases Fourth Quarter and Year End 2020 Results

Fourth Quarter 2020 Financial Results

•	Net income attributable to Atlantic Power of $34.2 million or $0.30 per diluted share included a $10.2 million insurance gain at Cadillac and an income tax benefit; Q4 2019 results were a net loss of $65.3 million or $0.60 per diluted share
•	Cash from operating activities of $35.2 million decreased from $40.2 million in Q4 2019, mostly due to an $11.3 million unfavorable year-over-year change in working capital
•	Project Adjusted EBITDA of $51.7 million increased from $42.9 million in Q4 2019, mostly due to $9.4 million of business interruption insurance recovery at Cadillac recorded in 2020, partially offset by a $7.0 million decrease at Curtis Palmer due to lower water flows
•	Repaid $19.3 million of term loan and project debt, as expected, and achieved a consolidated leverage ratio at YE 2020 of 3.6 times, or 3.4 times net of cash; expect improvement in 2021
•	Liquidity at YE 2020 of $142 million, including approximately $14 million of discretionary cash

Operational and Commercial Updates

•	To date, no material impact on operations or financial results from coronavirus pandemic
•	In December 2020, executed final settlement of Cadillac insurance claim and received final payments totaling $10.1 million
•	In December 2020, Calstock Power Purchase Agreement (PPA) was extended by one year to December 2021; Company is in discussions regarding potential five-year contract options

Full Year 2020 Financial Results

•	Net income attributable to Atlantic Power of $74.2 million or $0.62 per diluted share, including a $16.4 million insurance gain at Cadillac and an income tax benefit; 2019 results were a net loss of $42.6 million or $0.39 per diluted share, including $55.0 million of non-cash impairment expense
•	Cash from operating activities of $107.3 million decreased from $144.7 million in 2019; excluding $9.1 million unfavorable working capital, 2020 result exceeded Company’s estimate of $100 million to $115 million
•	Project Adjusted EBITDA of $188.7 million decreased from $196.1 million in 2019, but was near top end of Company’s guidance range of $175 million to $190 million

Acquisition Agreement

•	In January 2021, Company announced that it had reached an agreement to be acquired by I Squared Capital for an enterprise value of approximately $961 million[1]
•	Subject to closing conditions, including receipt of required approvals and consents, closing of the transaction is expected in Q2 2021

DEDHAM, MASSACHUSETTS – March 4, 2021 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months and year ended December 31, 2020.

“We had solid fourth quarter and 2020 financial results, with strong operating cash flow and Project Adjusted EBITDA that was near the top end of our guidance range,” said James J. Moore, Jr., President and CEO of Atlantic Power Corporation. “The major news we announced this quarter was an agreement with I Squared Capital to acquire the Company. The Board and management of Atlantic Power have expressed their enthusiastic recommendation that all our securityholders vote in favor of the transaction. We encourage holders to read the various documents on our website that explain the transaction, including my recently posted letter to all securityholders.”

1 Based on foreign exchange rates as of the date of announcement (January 14, 2021).

Acquisition Agreement with I Squared Capital

On January 14, 2021, the Company announced that it had entered into a definitive agreement with I Squared Capital under which I Squared will acquire the Company’s common shares and convertible debentures, and the preferred shares and medium term notes of the Company’s subsidiaries, for cash. The offer prices are US$3.03 for the common shares and Cdn$22.00 for the preferred shares. Both offers represent meaningful premiums to recent and historical trading levels of those securities. Convertible debentures will be converted to common shares at a price of US$3.03 per share, including make whole premium shares consistent with a cash change of control. Medium term noteholders will receive a price of 106.071% of par; those who submit a written consent will receive a total of 106.321% of par. The agreement is subject to the approval of each group of securityholders and other required regulatory approvals, third-party consents and closing conditions, and the transaction is expected to close in the second quarter of 2021. On March 2, 2021, the Company filed a definitive proxy statement that provides the background of the transaction and the rationale for the Board’s approval and recommendation to all securityholders. The Company also filed a separate offering circular related to its convertible debentures on February 22, 2021.

Financial Review of the Three Months and Year Ended December 31, 2020

Impact of Cadillac Insurance Recovery

Following a fire in September 2019, reconstruction of the Cadillac plant was completed and the plant was returned to service in August 2020. The Company had established a $24.8 million insurance receivable in the third quarter of 2019. Business interruption losses were not included in the receivable and were accounted for as a gain contingency. As insurance recoveries were received in payment of claims related to the incident, the receivable was reduced. In the third quarter of 2020, the Company reduced the receivable to zero and recorded an initial recovery of business interruption losses in the amount of $6.2 million. This amount was included in Project Adjusted EBITDA and operating cash flow.

In the fourth quarter of 2020, the Company executed a final settlement of its insurance claim and received final payments of $10.1 million, of which $9.4 million was allocated to recovery of business interruption losses and included in Project Adjusted EBITDA and operating cash flow. The remaining amount was allocated to recovery of property losses and included in income but not Project Adjusted EBITDA.

Of the $9.4 million recorded as recovery of business interruption losses in the fourth quarter of 2020, $6.0 million relates to the expected reduction in capacity payments under the Cadillac PPA in 2021, due to reduced availability in 2020 during the extended outage. Results for the Cadillac project in 2021 are expected to be lower because of the reduction in capacity payments.

Atlantic Power Corporation

Table 1 - Financial Results

(in millions of U.S. dollars)

Unaudited	Three months ended			Twelve months ended
	December 31,			December 31,
	2020	2019	Variance	2020	2019	Variance
Project revenue	$71.7	$66.2	$5.5	$272.0	$281.6	$(9.6)
Project income (loss)	36.6	(33.4)	70.0	118.9	46.8	72.1
Net income (loss) attributable to Atlantic Power Corp.	34.2	(65.3)	99.5	74.2	(42.6)	116.8
Earnings (loss) per share attributable to Atlantic Power Corp. - basic	0.37	(0.60)	0.97	0.77	(0.39)	1.16
Earnings (loss) per share attributable to Atlantic Power Corp. - diluted	0.30	(0.60)	0.90	0.62	(0.39)	1.01
Project Adjusted EBITDA	51.7	42.9	8.8	188.7	196.1	(7.4)

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to "Non-GAAP Disclosures" on page 15 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Fourth Quarter 2020 Results

Project revenue increased by $5.5 million to $71.7 million from $66.2 million in the fourth quarter of 2019. Major drivers of the increase were Williams Lake, which had significantly increased operation as compared to the fourth quarter of 2019, and Cadillac, which did not operate in the fourth quarter of 2019. Increases at these projects were partially offset by a revenue decrease at Curtis Palmer due to lower water flows (48% below the 2019 period and 33% below the long-term average).

Project income was $36.6 million as compared to a project loss of $33.4 million in the fourth quarter of 2019. The increase of $70.0 million from project loss to project income was primarily attributable to the non-recurrence of $55.0 million non-cash impairment expense in 2019 and a $10.2 million insurance gain at Cadillac in 2020.

Net income attributable to Atlantic Power Corporation was $34.2 million as compared to a $65.3 million net loss in the fourth quarter of 2019. The $99.5 million increase from net loss to net income was primarily attributable to the $70.0 million increase in project income discussed previously and an income tax benefit of $29.4 million in the 2020 period as compared to income tax expense of $7.3 million in the prior-year period. The 2020 tax benefit results mainly from the reduction of the U.S. Valuation Allowance. In prior periods, a Valuation Allowance had been established against some of the Company's deferred tax assets (primarily net operating loss carryforwards). At December 31, 2020, management determined that it was more likely than not that these assets would be used by the Company in the future. The positive impacts on net income of higher project income and the tax benefit were modestly offset by a $6.5 million increase in foreign exchange loss related to the revaluation of debt denominated in Canadian dollars.

Earnings per diluted share was $0.30 as compared to a diluted loss per share of $0.60 in the fourth quarter of 2019. The increase was attributable to net income as compared to net loss and a decrease in shares outstanding.

Project Adjusted EBITDA increased $8.8 million to $51.7 million from $42.9 million in the fourth quarter of 2019. Project Adjusted EBITDA at Cadillac increased $12.7 million, including a $9.4 million insurance recovery for business interruption losses. Results also benefited from a $3.0 million increase at Williams Lake due to increased operation as compared to the prior-year period, and modest increases at Oxnard and Moresby Lake. These increases were partially offset by a $7.0 million reduction at Curtis Palmer due to lower water flows and a $4.1 million reduction at Morris due to a planned maintenance outage and lower market power prices.

Full Year 2020 Results

Project revenue decreased to $272.0 million from $281.6 million in 2019. The $9.6 million decrease was primarily attributable to lower water flows at Curtis Palmer (27% below 2019, the second-highest year on record, and 8% below the long-term average), lower energy and capacity revenue under the Reliability Must Run (RMR) contract at Oxnard, lower fuel index prices at Morris, and non-operation of the Cadillac plant for the first seven months of the year. These decreases were partially offset by increased revenue at Allendale and Dorchester, which were acquired in July 2019; Williams Lake, which began operating under a new PPA in October 2019; Mamquam and Moresby Lake, due to higher water flows; and Nipigon, due to a contractual rate escalation and the project’s shared savings pool.

Project income was $118.9 million as compared to $46.8 million in 2019. The increase of $72.1 million was primarily attributable to the non-recurrence of $55.0 million non-cash impairment expense in 2019, a $16.4 million insurance gain at Cadillac in 2020 and a change in the fair value of derivative instruments of $15.7 million. These positive drivers were partially offset by a $12.5 million increase in operation and maintenance expense, primarily associated with the acquisition of Allendale and Dorchester and higher maintenance expense at Morris and Williams Lake. The $9.6 million decline in project revenue discussed previously was also a factor.

Net income attributable to Atlantic Power Corporation was $74.2 million as compared to a net loss of $42.6 million in 2019. The $116.8 million increase from net loss to net income was primarily attributable to the $72.1 million increase in project income discussed previously, a $24.2 million income tax benefit as compared to $9.8 million of income tax expense in 2019, and a $6.8 million decrease in foreign exchange loss. The tax benefit resulted mostly from a reduction of the Company’s U.S. Valuation Allowance, as discussed previously. The foreign exchange loss related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated 2.0% against the U.S. dollar from December 31, 2019 to December 31, 2020).

Earnings per diluted share was $0.62 as compared to a diluted loss per share of $0.39 in 2019. The increase was attributable to net income as compared to net loss and a decrease in shares outstanding.

Project Adjusted EBITDA decreased $7.4 million to $188.7 million from $196.1 million in the fourth quarter of 2019. The primary drivers were a $14.9 million reduction at Curtis Palmer due to lower water flows, a $5.5 million reduction at Morris due to scheduled major maintenance and lower market power prices. Other projects including Oxnard, Piedmont, Craven, Grayling and Orlando experienced modest decreases. These decreases in Project Adjusted EBITDA were partially offset by a $10.1 million increase at Cadillac, primarily due to recovery of business interruption losses, and a $3.9 million increase at Nipigon, due to a contractual rate escalation and lower maintenance expense. Mamquam and Moresby Lake each had increases of $2.0 million due to higher water flows and, in the case of Moresby Lake, improved availability. Williams Lake and Chambers had modest increases in Project Adjusted EBITDA.

Results for Project income and Project Adjusted EBITDA by segment can be found on page 8 of this release.

Atlantic Power Corporation

Table 2 - Cash Flow Results

(in millions of U.S. dollars)

Unaudited	Three months ended			Twelve months ended
	December 31,			December 31,
	2020	2019	Variance	2020	2019	Variance
Net cash provided by operating activities	$35.2	$40.2	$(5.0)	$107.3	$144.7	$(37.4)
Net cash (used in) provided by investing activities	(1.0)	6.3	(7.3)	(10.4)	(21.7)	11.3
Net cash used in financing activities	(21.2)	(23.7)	2.5	(133.6)	(110.8)	(22.8)

Cash Flow

Fourth Quarter 2020 Results

Cash provided by operating activities of $35.2 million decreased $5.0 million from $40.2 million in the fourth quarter of 2019. The decrease was primarily due to an $11.3 million unfavorable year-over-year change in working capital, partially offset by higher Project Adjusted EBITDA of $8.8 million.

Cash used in investing activities of $1.0 million decreased $7.3 million from cash provided by investing activities of $6.3 million in the fourth quarter of 2019. The primary reason for the decrease was that in 2019, Cadillac insurance proceeds were allocated to recovery of property losses and included in cash from investing activities, whereas in 2020, insurance proceeds were primarily allocated to recovery of business interruption losses and included in operating cash flow.

Cash used in financing activities of $21.2 million decreased $2.5 million from $23.7 million in the fourth quarter of 2019. The Company repurchased common shares in the fourth quarter of 2019 but did not repurchase shares in the fourth quarter of 2020.

During the fourth quarter of 2020, the net increase in the Company’s cash, restricted cash and cash equivalents was $13.0 million.

Full Year 2020 Results

Cash provided by operating activities of $107.3 million decreased $37.4 million from $144.7 million in the 2019. The decrease was primarily due to a $25.6 million unfavorable year-over-year change in working capital, driven primarily by the timing of receipts at Cadillac, Williams Lake and Nipigon, and larger cash disbursements for Cadillac repairs and a maintenance outage at Morris. Other factors in the decline in operating cash flow included lower water flows at Curtis Palmer, which reduced Project Adjusted EBITDA by $14.9 million, and a $5.3 million reduction in distributions from unconsolidated affiliates, primarily at Chambers, which began repaying principal on project-level debt in the fourth quarter of 2019. These negative factors were partially offset by Cadillac insurance proceeds, of which $16.4 million was included in operating cash flow in 2020. Insurance amounts recovered in 2019 were included in cash flows from investing activities.

Cash used in investing activities of $10.4 million decreased $11.3 million from $21.7 million in 2019. The primary reason for the decrease was that in 2019, the Company used $27.3 million to complete the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling. This factor was partially offset by a $17.5 million increase in capital expenditures in 2020, primarily for repairs at Cadillac.

Cash used in financing activities of $133.6 million increased $22.8 million from $110.8 million in 2019. In 2020, the Company used $41.6 million to repurchase and cancel common shares, as compared to $2.5 million in 2019, and made debt repayments that were $4.1 million higher than in 2019. These increases in cash used in financing activities were partially offset by a lower use of cash for convertible debenture redemptions (none in 2020 versus US$18.5 million equivalent in 2019) and preferred share repurchases (US$6.4 million equivalent in 2020 versus US$8.0 million equivalent in 2019).

For the year, the net decrease in the Company’s cash, restricted cash and cash equivalents was $36.7 million.

Liquidity, Balance Sheet and Capital Allocation

Liquidity

As shown in Table 3, the Company’s liquidity at December 31, 2020 was $141.7 million, an increase of $9.4 million from $132.3 million at September 30, 2020. The increase was primarily attributable to a $5.6 million increase in cash at the parent and a $2.9 million increase in cash at the projects.

Atlantic Power Corporation
Table 3 - Liquidity
(in millions of U.S. dollars)
Unaudited
	December 31, 2020	September 30, 2020
Cash and cash equivalents, parent	$21.5	$15.9
Cash and cash equivalents, projects	17.3	14.4
Total cash and cash equivalents	38.8	30.3
Revolving credit facility	180.0	180.0
Letters of credit outstanding	(77.1)	(78.0)
Availability under revolving credit facility	102.9	102.0
Total liquidity	$141.7	$132.3
Excludes restricted cash of (1) :	$7.1	$2.6

(1) Includes $6.8 million and $1.2 million at December 31, 2020 and September 30, 2020, respectively, from Cadillac insurance proceeds for use in reconstruction of the plant.

Balance Sheet

Debt Repayment

During the fourth quarter of 2020, the Company repaid $18.5 million of the APLP Holdings term loan and amortized $0.8 million of project-level debt at Cadillac. At December 31, 2020, the Company’s consolidated debt was $577.5 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.6 times. On a net debt basis (consolidated gross debt net of $37.7 million of cash), the consolidated leverage ratio at December 31, 2020 was 3.4 times. The Company also repaid $3.9 million of its share of Chambers project debt (Chambers is accounted for on the equity method).

For the full year 2020, the Company repaid $72.5 million of term loan and $3.9 million of Cadillac project debt. In addition, the Company repaid $7.8 million of its share of Chambers project debt.

In 2021, the Company expects to repay $93.0 million of its term loan and amortize $2.7 million of Cadillac project debt and $8.8 million of its share of Chambers project debt. The Company expects its leverage ratio to improve in 2021 as a result of continued debt repayment.

Capital Allocation

The Company did not repurchase any common or preferred shares in the fourth quarter of 2020.

During the full year 2020, under its normal course issuer bid (NCIB) and a substantial issuer bid in May 2020, the Company repurchased and canceled approximately 20.0 million common shares at a total cost of $41.6 million, or an average price of $2.04 per share. It also invested Cdn $8.9 million (US$6.4 million equivalent) to repurchase under the NCIB approximately 564 thousand preferred shares at an average discount to par of 39%.

Following the expiration of the NCIB on December 30, 2020, the Company put in place a new NCIB effective December 31, 2020 for Series E convertible unsecured subordinated debentures, common shares and all three series of preferred shares. Details of this program can be found in the Company’s December 18, 2020 press release. The Company does not plan to utilize this NCIB pending completion of the acquisition agreement with I Squared Capital.

2021 Guidance

The Company is not providing 2021 guidance pending completion of the I Squared Capital transaction.

Operational Updates

Coronavirus Pandemic

With power generation deemed an essential service, to date, the coronavirus pandemic has not materially affected the Company’s ability to continue operating its plants safely and reliably. The Company continues to monitor closely the impact of the pandemic on all aspects of its business, including taking extra precautions for employees working at the Company’s plants. The Company has taken appropriate steps at its plants to ensure that health and safety guidelines are being followed, including plant sanitization. The Company continues to monitor fuel supply for its biomass plants (which generally have multiple suppliers including mills and other sources) to ensure that potential supply disruptions are minimized. While the pandemic did not materially affect financial results or plant operations in 2020, the Company is unable to predict the impact that it could have on its financial position and operating results due to numerous uncertainties.

Williams Lake

The plant has been operating at or near full load since its return to service in mid-August. The Company has seen an improvement in the availability of fuel and based on the current fuel supply and outlook, the Company expects that the plant will continue operating through April before becoming subject to the contractual curtailment from May through July. Project Adjusted EBITDA for Williams Lake in 2020 was $0.3 million after a non-cash write-off of $0.5 million. The 2020 result included $2.1 million of unusual maintenance expenses, primarily for the replacement of the cooling tower. The Company expects higher Project Adjusted EBITDA from Williams Lake in 2021.

Craven and Grayling

As reported previously, both Craven and Grayling had extended outages in 2020 to address significant erosion of the rotor blades discovered during inspections of the steam turbines. In addition, upon restart of the unit, Grayling experienced a major generator failure. The issues were successfully addressed, with Craven being put back online in July and Grayling in November. Both plants have been running well since being placed back into service.

As a result of the outages and additional maintenance expense, both plants had Project Adjusted EBITDA losses in 2020 ($1.0 million for Craven and $0.6 million for Grayling). Both plants are expected to have improved results in 2021. The Company did not receive distributions from either Craven or Grayling in 2020 but expects to receive distributions from both in 2021.

Cadillac

The plant has been running very well and has not come offline since being recommissioned and placed back in service in August 2020. Fuel availability and pricing continue to be stable. The plant is expected to come offline in the spring for a short outage.

Decommissioning of San Diego Projects

The demolition work is in the final stages, with expected completion and return of the three sites to the Navy in the second quarter of 2021. Through year-end 2020, the Company had incurred cash outlays for decommissioning of $3.5 million, or approximately $2 million net of salvage proceeds. The Company expects that additional cash outlays in 2021 will be approximately $1 million. The final expected cost compares favorably with the previous estimate of $5 million net of salvage proceeds.

Maintenance and Capex

In the fourth quarter of 2020, the Company incurred $10.4 million of maintenance expense and $1.2 million of capital expenditures. For the full year 2020, maintenance expense and capital expenditures totaled $34.8 million and $3.7 million, respectively. These figures exclude capital expenditures of $20.8 million for repairs and replacement of equipment at Cadillac, which were covered by the Company’s insurance. For the full year 2021, the Company is projecting $35 million of maintenance expense and $5 million of capital expenditures. (All figures referenced include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.)

Commercial Updates

Calstock (Ontario)

In December 2020, as previously reported, the Calstock PPA with the Ontario Electricity Financial Corporation was extended on existing terms by one year, to December 2021. The purpose of the extension is to provide the provincial government additional time to consider future options for addressing mill waste in the province, including a potential new PPA for Calstock. The extension could be terminated early by mutual agreement if the Company is successful in securing a new contract. In early February, the Ontario Minister of Energy, Northern Development and Mines directed the Independent Electricity System Operator (IESO) to engage with Calstock and report to the Ministry regarding potential five-year contract options. Discussions with the IESO have been ongoing since mid-February.

Oxnard (California)

Oxnard is currently operating under a Resource Adequacy (RA) agreement, under which it provides capacity to satisfy the load obligations of a community choice aggregator. The RA agreement, which runs through December 31, 2021, provides for a fixed monthly capacity payment that is favorable to the economics of the RMR contract that was in place for 2020. In addition, under the RA agreement, the project has the opportunity to receive revenue from the sale of energy and ancillary services. The Company expects that Oxnard will generate modestly positive Project Adjusted EBITDA in 2021 under the RA agreement as compared to a $1.7 million EBITDA loss in 2020. The Company is currently exploring RA opportunities for Oxnard for 2022 and 2023.

Segment Results

The Company has four reporting segments: Solid Fuel, which includes its biomass plants and its equity interest in the Chambers coal plant; Natural Gas, Hydroelectric and Corporate. Table 4 presents Project income (loss) and Project Adjusted EBITDA by segment for three months and year ended December 31, 2020 as compared to the same periods in 2019.

Atlantic Power Corporation
Table 4 - Project Income (Loss) and Project Adjusted EBITDA by Segment
(in millions of U.S. dollars)
Unaudited
	Three months ended			Twelve months ended
	December 31,			December 31,
	2020	2019	Variance	2020	2019	Variance
Project income (loss)
Solid Fuel	$10.8	$(60.2)	$71.0	$15.2	$(49.8)	$65.0
Natural Gas	19.7	16.9	2.8	81.7	68.5	13.2
Hydroelectric	4.7	9.4	(4.7)	25.7	36.0	(10.3)
Corporate	1.4	0.5	0.9	(3.7)	(7.9)	4.2
Total	$36.6	$(33.4)	$70.0	$118.9	$46.8	$72.1
Project Adjusted EBITDA
Solid Fuel	$16.6	$1.3	$15.3	$39.9	$32.7	$7.2
Natural Gas	25.8	27.6	(1.8)	105.0	108.2	(3.2)
Hydroelectric	9.6	14.3	(4.7)	45.3	55.5	(10.2)
Corporate	(0.3)	(0.3)	(0.0)	(1.5)	(0.3)	(1.2)
Total	$51.7	$42.9	$8.7	$188.7	$196.1	$(7.4)

Financial Results by Project

Schedules of Project income, Project Adjusted EBITDA and Cash Distributions by project for the three months and year ended December 31, 2020 and the comparable 2019 periods are included in the fourth quarter 2020 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 15 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, March 5 at 8:30 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date: Friday, March 5, 2021

Start Time: 8:30 AM ET

Phone Numbers:

U.S. (Toll Free): 1-855-239-3193

Canada (Toll Free): 1-855-669-9657

International (Toll): 1-412-542-4129

Conference Access: Please request access to the Atlantic Power conference call.

Webcast: The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay: Access conference call number 10152718 at the following telephone numbers:

U.S. (Toll Free): 1-877-344-7529

Canada (Toll Free): 1-855-669-9658

International (Toll): 1-412-317-0088

The replay will be available one hour after the end of the conference call through April 5, 2021 at 11:59 PM ET.

Webcast archive: The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2021 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," “should,” "project," "continue," "believe," "intend," "anticipate," "expect," "estimate," "target" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•	the benefits of the transaction with I Squared Capital to the parties, Atlantic Power's shareholders and convertible debenture holders, preferred shareholders of Atlantic Power Preferred Equity Ltd. (“APPEL”) and the holders of medium term notes of Atlantic Power Limited Partnership (“APLP”);

•	the receipt of required regulatory, court and securityholder approvals for the transaction with I Squared Capital;

•	the receipt of third-party consents necessary to satisfy closing conditions to the transaction with I Squared Capital;

•	the ability of the parties to satisfy the other conditions to, and to complete, the transaction with I Squared Capital;

•	Atlantic Power's intention to hold meetings of its shareholders and convertible debenture holders, APPEL's intention to hold a meeting of APPEL's preferred shareholders and APLP's intention to hold a meeting of the medium term noteholders;

•	the timing of the closing of the transaction with I Squared Capital;

•	the impact of the coronavirus pandemic on the economy and the Company’s operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties;

•	the Company’s expectation that its designation as essential will allow it to continue to operate through the coronavirus pandemic;

•	the Company’s expectation that its leverage ratio will improve in 2021;

•	the Company’s expectation that it will repay $93.0 million of its term loan and $2.7 million of Cadillac project debt in 2021, and another $8.8 million of project debt at Chambers (equity-owned project) from project-level cash flow;

•	the Company’s view of fuel market conditions affecting Williams Lake, its expectations with respect to future operating performance and its expectation that the project will have increased Project Adjusted EBITDA in 2021;

•	the Company’s expectation that the Craven and Grayling plants will have improved Project Adjusted EBITDA in 2021 and will make cash distributions in 2021;

•	the Company’s estimation that additional cash outlays associated with the decommissioning of the three San Diego projects will be approximately $1 million in 2021, and the work will be completed in the second quarter of 2021;

•	the Company’s estimation that, in 2021, including its share of equity-owned projects, maintenance expense will total approximately $35 million and capital expenditures will total approximately $5 million;

•	the Company’s view of re-contracting opportunities for Calstock and Oxnard;

•	the Company’s expectation that Oxnard will have modestly positive Project Adjusted EBITDA in 2021; and

•	the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Additional Information about the Transaction with I Squared Capital and its Affiliates and Where to Find It

This release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the transaction with I Squared Capital and its affiliates, Atlantic Power has filed a management information circular and proxy statement relating to a special meeting of the holders of common shares with the SEC and Canadian Securities Administrators. Additionally, Atlantic Power has filed and will file other relevant materials in connection with the transaction with I Squared Capital and its affiliates with the SEC. Securityholders of Atlantic Power are urged to read the management information circular and proxy statement regarding the transaction I Squared Capital and its affiliates and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the transaction I Squared Capital and its affiliates because they contain important information about the transaction with I Squared Capital and its affiliates and the parties to such transaction. The definitive management information circular and proxy statement have been mailed to holders of Atlantic Power’s common shares. Holders of Atlantic Power’s common shares are able to obtain a copy of the management information circular and proxy statement, and the filings with the SEC and Canadian Securities Administrators that are be incorporated by reference into the management information circular and proxy statement, as well as other filings containing information about the transaction I Squared Capital and its affiliates and the parties to such transaction made by Atlantic Power with the SEC and Canadian Securities Administrators free of charge on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, or on Atlantic Power’s website at www.atlanticpower.com. Information contained on, or that may be accessed through, the websites referenced in this release is not incorporated into and does not constitute a part of this release. These website addresses are included only as inactive textual references and are not intended to be active links.

Participants in the Solicitation

Atlantic Power and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Atlantic Power’s common shares in respect of the transaction with I Squared Capital and its affiliates. Investors may obtain additional information regarding the interest of such participants by reading the management information circular and proxy statement regarding the transaction with I Squared Capital and its affiliates.

Atlantic Power Corporation
Table 5 – Consolidated Balance Sheet
(in millions of U.S. dollars)
Unaudited

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$38.8	$74.9
Restricted cash	7.1	7.7
Accounts receivable	31.3	30.4
Insurance recovery receivable	-	13.5
Current portion of derivative instruments asset	0.4	0.7
Inventory	18.3	18.6
Prepayments	7.0	3.8
Income taxes receivable	3.2	1.8
Lease receivable	-	0.9
Other current assets	0.3	0.4
Total current assets	106.4	152.7
Property, plant, and equipment, net	491.8	502.1
Equity method investments in unconsolidated affiliates	85.0	96.6
Power purchase agreements and intangible assets, net	120.3	144.3
Goodwill	21.3	21.3
Operating lease right-of-use assets	4.6	6.3
Deferred income taxes	17.2	10.4
Other assets	0.6	1.9
Total assets	$847.2	$935.6
Liabilities
Current liabilities:
Accounts payable	$6.3	$8.9
Accrued interest	2.5	2.6
Other accrued liabilities	19.3	20.8
Current portion of long-term debt	95.7	76.4
Current portion of derivative instruments liability	11.0	12.0
Operating lease liabilities	1.9	2.0
Other current liabilities	0.2	0.2
Total current liabilities	136.9	122.9
Long-term debt, net of unamortized discount and deferred financing costs	384.1	473.5
Convertible debentures, net of discount and unamortized deferred financing costs	84.1	81.1
Derivative instruments liability	8.1	15.9
Deferred income taxes	-	23.7
Power purchase agreements and intangible liabilities, net	18.0	19.8
Asset retirement obligations, net	48.1	51.5
Operating lease liabilities	3.1	4.8
Other long-term liabilities	6.2	4.7
Total liabilities	$688.6	$797.9
Equity
Common shares, no par value, unlimited authorized shares; 89,222,568 and 108,675,294 issued and outstanding at December 31, 2020 and 2019	1,219.7	1,259.9
Accumulated other comprehensive loss	(139.9)	(140.7)
Retained deficit	(1,090.0)	(1,164.2)
Total Atlantic Power Corporation shareholders' deficit	(10.2)	(45.0)
Preferred shares issued by a subsidiary company	168.8	182.7
Total equity	158.6	137.7
Total liabilities and equity	$847.2	$935.6

Atlantic Power Corporation

Table 6 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Project revenue:
Energy sales	$35.8	$35.3	$137.9	$138.0
Energy capacity revenue	29.0	25.6	113.8	125.4
Other	6.9	5.3	20.3	18.2
	71.7	66.2	272.0	281.6
Project expenses:
Fuel	19.6	17.1	70.9	72.3
Operations and maintenance	25.5	22.4	89.5	77.0
Depreciation and amortization	14.4	16.0	59.7	64.5
	59.5	55.5	220.1	213.8
Project other income (loss):
Change in fair value of derivative instruments	1.2	(0.6)	6.8	(8.9)
Equity in earnings (loss) of unconsolidated affiliates	11.1	(37.5)	42.9	(3.0)
Interest, net	(0.2)	(0.2)	(1.2)	(1.1)
Impairment	-	(5.8)	-	(5.8)
Insurance gain (loss)	10.2	-	16.4	(1.0)
Other income (expense), net	2.1	-	2.1	(1.2)
	24.4	(44.1)	67.0	(21.0)
Project income (loss)	36.6	(33.4)	118.9	46.8

Administrative and other expenses:
Administration	8.0	6.6	24.8	23.9
Interest expense, net	10.7	11.0	42.4	44.0
Foreign exchange loss	11.3	4.8	5.1	11.9
Other expense (income), net	-	0.3	(2.7)	1.0
	30.0	22.7	69.6	80.8
Income (loss) from operations before income taxes	6.6	(56.1)	49.3	(34.0)
Income tax (benefit) expense	(29.4)	7.3	(24.2)	9.8
Net income (loss)	36.0	(63.4)	73.5	(43.8)
Net income (loss) attributable to preferred shares of a subsidiary company	1.8	1.9	(0.7)	(1.2)
Net income (loss) attributable to Atlantic Power Corporation	$34.2	$(65.3)	$74.2	$(42.6)
Net earnings (loss) per share attributable to Atlantic Power Corporation shareholders:
Basic	$0.37	$(0.60)	$0.77	$(0.39)
Diluted	$0.30	$(0.60)	$0.62	$(0.39)
Weighted average number of common shares outstanding:
Basic	89.2	109.3	95.8	109.3
Diluted	118.3	109.3	124.9	109.3

Atlantic Power Corporation
Table 7 - Consolidated Statements of Cash Flows
(in millions of U.S. dollars)	Twelve months ended
Unaudited	December 31,
	2020	2019
Cash provided by operating activities:
Net income (loss)	$73.5	$(43.8)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59.7	64.4
Share-based compensation	1.4	1.5
Asset retirement obligations	(2.1)	1.4
Gain on disposal of fixed assets and inventory	(0.8)	(0.9)
Impairment	-	5.8
Insurance (gain) loss	(0.7)	1.0
Equity in (earnings) loss from unconsolidated affiliates	(42.9)	3.0
Distributions from unconsolidated affiliates	54.2	59.5
Unrealized foreign exchange loss	4.7	12.2
Change in fair value of derivative instruments	(8.6)	10.7
Amortization of debt discount and deferred financing costs	6.0	6.9
Non-cash operating lease expense	1.9	1.7
Deferred income taxes	(29.9)	4.8
Change in other operating balances
Accounts receivable	(0.6)	8.2
Inventory	0.2	(1.8)
Prepayments and other assets	(1.1)	3.9
Accounts payable	(2.1)	5.1
Accruals and other liabilities	(5.5)	1.1
Cash provided by operating activities	107.3	144.7

Cash used in investing activities:
Investment in unconsolidated affiliate	-	(18.7)
Insurance proceeds	13.5	11.3
Cash paid for acquisition, net of cash received	-	(8.6)
Proceeds from sales of assets	0.9	1.6
Purchase of property, plant and equipment	(24.8)	(7.3)
Cash used in investing activities	(10.4)	(21.7)

Cash used in financing activities:
Common share repurchases	(41.6)	(2.5)
Preferred share repurchases	(6.4)	(8.0)
Repayment of corporate and project-level debt	(76.4)	(72.3)
Repayment of convertible debentures	-	(18.5)
Cash payments for vested LTIP withheld for taxes	(0.7)	(2.1)
Deferred financing costs	(1.7)	-
Dividends paid to preferred shareholders	(6.8)	(7.4)
Cash used in financing activities	(133.6)	(110.8)

Net (decrease) increase in cash, restricted cash and cash equivalents	(36.7)	12.2
Cash, restricted cash and cash equivalents at beginning of period	82.6	70.4
Cash, restricted cash and cash equivalents at end of period	$45.9	$82.6

Supplemental cash flow information
Interest paid	$37.2	$37.6
Income taxes paid, net	5.7	2.3
Accruals for construction in progress	0.1	0.3

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) on a consolidated basis is provided in Table 8 below.

Atlantic Power Corporation
Table 8 - Reconciliation of Net Income (Loss) to Project Adjusted EBITDA
(in millions of U.S. dollars)
Unaudited
	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Atlantic Power Corporation	$34.2	$(65.3)	$74.2	$(42.6)
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.8	1.9	(0.7)	(1.2)
Net income (loss)	$36.0	$(63.4)	$73.5	$(43.8)
Income tax (benefit) expense	(29.4)	7.3	(24.2)	9.8
Income (loss) from operations before income taxes	6.6	(56.1)	49.3	(34.0)
Administration	8.0	6.6	24.8	23.9
Interest expense, net	10.7	11.0	42.4	44.0
Foreign exchange loss	11.3	4.8	5.1	11.9
Other expense (income), net	-	0.3	(2.7)	1.0
Project income	$36.6	$(33.4)	$118.9	$46.8

Reconciliation to Project Adjusted EBITDA
Change in the fair value of derivative instruments	$(1.3)	$0.6	$(6.8)	$8.9
Depreciation and amortization	18.6	20.3	76.6	80.7
Interest, net	0.7	0.4	2.8	2.5
Impairment	-	55.0	-	55.0
Insurance (gain) loss	(0.7)	-	(0.7)	1.0
Other project (income) expense	(2.2)	-	(2.1)	1.2
Project Adjusted EBITDA	$51.7	$42.9	$188.7	$196.1